Exhibit 10.9

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

LONG-TERM INCENTIVE PLAN

DIRECTOR RESTRICTED UNIT AGREEMENT

This Restricted Unit Agreement (“Agreement”) between SemGroup Energy Partners G.P., L.L.C. (the “Company”) and                                      (the “Participant”), a Director of the Company, regarding an award (“Award”) of              Restricted Units (as defined in the SemGroup Energy Partners G.P., L.L.C. Long-Term Incentive Plan (the “Plan”)) granted to the Participant on                                      (the “Grant Date”), such number of Restricted Units subject to adjustment as provided in the Plan, and further subject to the following terms and conditions:

1. Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Committee thereunder and are in effect on the date hereof. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.

2. Vesting Schedule.

(a) This Award shall vest and the Restricted Period with respect to the Restricted Units subject thereto shall end in installments in accordance with the following schedule:

Anniversary of the Grant Date	Vested Increment	Total Vested Percentage
First Anniversary	33 1/3%	33 1/3%
Second Anniversary	33 1/3%	66 2/3%
Third Anniversary	33 1/3%	100%

The number of Restricted Units that vest as of each date described above will be rounded down to the nearest whole Restricted Unit, with any remaining Restricted Units to vest with the final installment. The Participant must be continuously serving as a Director from the Grant Date through the applicable vesting date in order for the Award to become vested with respect to additional Restricted Units on such date.

(b) All Restricted Units subject to this Award shall vest upon the occurrence of a Change of Control, irrespective of the limitations set forth in subparagraph (a) above, provided that the Participant has been continuously serving as a Director from the Grant Date through the date of the Change of Control.

3. Forfeiture of Award. If the Participant’s service with the Company or any of its Affiliates terminates for any reason all unvested Restricted Units shall be immediately forfeited as of the date of the Participant’s termination; provided, however, the Restricted Units shall become fully vested with respect to all of the Restricted Units subject to this Award on the date on which the Participant experiences a Qualifying Event. A “Qualifying Event” means the

Participant’s status as a director of the Company and/or an Affiliate of the Company (collectively, the “Affiliated Group”) is terminated due to (A) death or (B) the Participant’s removal as, or not being re-elected or re-appointed as, a director of one or more entity member(s) of the Affiliated Group by the member(s), shareholder(s) or Board of Directors, as appropriate, of such entity or entities, as applicable, which removal or failure to re-elect or re-appoint shall not have been as a result of, caused by, or related to, Participant’s resignation, or Participant’s unwillingness to serve, for whatever reason, as a director of such entity or entities.

4. Delivery of Units; Rights as Unitholder. The Restricted Units will be evidenced, at the sole option and in the sole discretion of the Committee, either (i) in book-entry form in the Participant’s name in the Unit register of the Partnership maintained by the Partnership’s transfer agent or (ii) a unit certificate issued in the Participant’s name. Participant shall have voting rights and shall be entitled to receive all distributions made by the Partnership as if such Restricted Units were Units free and clear of any restrictions. If the Restricted Units are evidenced by a certificate, the certificate shall bear the following legend:

The Units evidenced by this certificate have been issued pursuant to an agreement made as of                                     , a copy of which is attached hereto and incorporated herein, between the SemGroup Energy Partners, G.P., L.L.C. (the “General Partner”) and the registered holder of the Units, and are subject to forfeiture to the General Partner under certain circumstances described in such agreement. The sale, assignment, pledge or other transfer of the shares of Units evidenced by this certificate is prohibited under the terms and conditions of such agreement, and such Units may not be sold, assigned, pledged or otherwise transferred except as provided in such agreement.

The Committee may cause the certificate to be delivered upon issuance to the secretary of the Company as a depository for safekeeping until the forfeiture occurs or the Restricted Period ends pursuant to the terms of this Agreement. Upon request of the Committee, the Participant shall deliver to the Company a unit power, endorsed in blank, relating to the Restricted Units then subject to the Restricted Period. The Company may place a “stop transfer” order against Units issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 4 have been complied with. Upon termination of the Restricted Period, the Company shall release the restrictions on any vested Units and a certificate representing such vested Units shall be delivered to the Participant upon request.

5. Code Section 83(b) Election. The Participant shall be permitted to make an election under Section 83(b) of the Code, to include an amount in income in respect of the Award of Restricted Units in accordance with the requirements of Section 83(b) of the Code.

6. Assignment of Award. The Participant’s rights under this Agreement and the Plan are personal; no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant other than by will, by beneficiary designation, by the laws of descent and distribution or by a qualified domestic relations order.

7. No Guarantee of Continued Service. No provision of this Agreement shall confer any right upon the Participant to continue serving as a Director.

8. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware.

9. Amendment. This Agreement cannot be modified, altered or amended, except by an agreement, in writing, signed by both the Company and the Participant.

SEMGROUP ENERGY PARTNERS G.P., L.L.C.

Date:	By:

Name:

Title:

The Participant hereby accepts the foregoing Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date:

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